Exhibit 99.1

Pattern Energy Reports Third Quarter Results

– Declares increased dividend of $0.335 per Class A common share for fourth quarter 2014 –

– Adds 283 MW of owned capacity to identified ROFO list with three new projects, including its first solar project –

San Francisco, CA, October 31, 2014 – Pattern Energy Group Inc. (NASDAQ:PEGI) (TSX:PEG) (Pattern Energy), an independent power company, today announced its financial results for the third quarter of 2014.

Highlights

(Comparisons made between fiscal Q3 2014 and fiscal Q3 2013 results, unless otherwise noted)

•	Cash available for distribution of $10.9 million, up 73%

•	Adjusted EBITDA of $44.3 million, up 39%

•	Proportional electricity sales of 710 GWh, up 94%

•	Revenue of $71.5 million, up 25%

•	Added three new projects to the identified ROFO list, representing an addition of 283 MW of owned interest, including its first solar project

•	Declared a fourth quarter dividend of $0.335 per Class A common share, or $1.34 on an annualized basis, representing a 2% increase over the previous quarter’s dividend

“It was a strong quarter as our production and cash flows clearly demonstrate. We continue to add projects to our list of identified ROFO projects which now totals 724 MW of owned capacity, including our first solar project which is ready for financing in Chile,” said Mike Garland, President and CEO of Pattern Energy. “Our identified ROFO projects provide a clear view of our growth pipeline, while our track record of successfully bringing projects online demonstrates our ability to execute. With two more projects scheduled to commence commercial operations this year we expect to enter 2015 with strong momentum.”

Financial Results

Pattern Energy sold 710,325 MWh of electricity on a proportional basis in the third quarter of 2014 compared to 365,766 MWh sold in the same period in 2013. Pattern Energy sold 2,026,233 MWh of electricity on a proportional basis for the nine months ended September 30, 2014 compared to 1,331,149 MWh sold in the same period in 2013. The increases in proportional MWh sold were primarily attributable to the commencement of commercial operations at South Kent, Panhandle 1 and El Arrayán and an increase in production at Ocotillo.

Net loss in the third quarter of 2014 was $9.3 million compared to net income of $4.2 million in the same period last year. Net loss for the nine months ended September 30, 2014 was $24.0 million compared to net income of $29.4 million in the same period last year. The changes in net income (loss) during the third quarter and year-to-date periods were due primarily to unrealized losses on interest rate and energy derivatives.

Adjusted EBITDA was $44.3 million for the third quarter of 2014 compared to $31.9 million in the same period last year. Adjusted EBITDA for the nine months ended September 30, 2014 was $140.4 million compared to $112.4 million in the same period last year. A reconciliation of Adjusted EBITDA to net income (loss) determined in accordance with GAAP is shown below.

Cash available for distribution (CAFD) in the third quarter of 2014 was $10.9 million compared to $6.3 million in the same period last year. CAFD for the nine months ended September 30, 2014 was $44.8 million compared to $37.0 million in the same period last year. The $4.6 million and $7.8 million increases, in the respective periods, were primarily the result of a distribution from unconsolidated investments and the commencement of commercial operations at the El Arrayán and Panhandle 1 projects. A reconciliation of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP is shown below.

Quarterly Dividend

Pattern Energy declared an increased dividend for the fourth quarter 2014, payable on January 30, 2015, to holders of record on December 31, 2014, in the amount of $0.335 per Class A share, which represents $1.34 on an annualized basis. This is a 2% increase from the third quarter 2014 dividend of $0.328.

Construction Pipeline

The table below outlines Pattern Energy’s projects currently in construction, the capacity owned or under contract to be acquired and each project’s anticipated commencement date for commercial operations.

Asset	Location	Owned MW	Commercial Operations
Panhandle 2	Texas	147	Q4 2014
Grand	Ontario	67	Q4 2014
Total		214

Acquisition Pipeline

Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development. In addition, Pattern Energy may seek to acquire assets from third parties.

On September 30, 2014, Pattern Energy announced the addition of two new projects, Conejo Solar and Belle River Wind, to its list of identified ROFO projects from Pattern Development. With these new additions, and the Logan’s Gap project announced in August, Pattern Energy has now identified seven projects with a total owned capacity of 724 MW in the list of identified ROFO projects.

Conejo Solar is the first solar project identified within Pattern Energy’s list of identified ROFO projects. It is a 104 MW photovoltaic solar project that is being constructed approximately 30 kilometers east of Taltal in Chile’s Atacama Desert. Conejo Solar is 100% owned by Pattern Development, with Pattern Energy’s ROFO providing at least a 73 MW owned interest in the project. A third party will have an option to buy a 30% stake. The project has a 22-year PPA with Minera Los Pelambres, an affiliate of Antofagasta Minerals SA, for approximately 70% of the project’s output over the term of the agreement. Pattern Energy has an existing relationship with Minera Los Pelambres, which has a long-term agreement to purchase power produced by the El Arrayán Wind facility in Chile. Antofagasta Minerals SA owns a minority interest in the El Arrayán Wind facility. Conejo Solar has its required permits and interconnection rights and is ready for construction financing. Pattern Energy anticipates an end-of-year or early 2015 financial closing.

The 100 MW Belle River Wind project has been jointly developed by Pattern Development and Samsung Renewable Energy, Inc. The project, which will be built in Lakeshore, Ontario, has a 20-year PPA with the Ontario Power Authority. Belle River Wind is in the process of securing its final permits and construction is expected to begin in the fourth quarter of 2016.

The table below sets forth the identified ROFO projects:

Asset	Location	Owned MW	Commercial Operation
Gulf Wind	Texas	76	Operational
K2	Ontario	90	2015 (In construction)
Armow	Ontario	90	2015 (In construction)
Meikle	British Columbia	185	2016 (Ready for financing)
Logan’s Gap	Texas	160	2015 (Ready for financing)
Conejo Solar	Chile	73	2016 (Ready for financing)
Belle River	Ontario	50	2017 (Securing final permits)
Total		724

Adjusted EBITDA and Cash Available for Distribution Reconciliations

The following tables reconcile net income (loss) to Adjusted EBITDA and net cash provided by operating activities to cash available for distribution, respectively, for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net (loss) income	$(9,281)	$4,243	$(24,013)	$29,447
Plus:
Interest expense, net of interest income	17,742	14,260	47,685	45,932
Tax (benefit) provision	(3,538)	595	(1,505)	(6,799)
Depreciation and accretion	30,015	21,194	72,476	61,758

EBITDA	$34,938	$40,292	$94,643	$130,338

Unrealized (gain) loss on energy derivative	(3,139)	(6,659)	11,143	5,222
Unrealized (gain) loss on derivatives	(66)	(776)	6,599	(10,909)
Interest rate derivative settlements	1,030	1,059	3,082	1,059
Net loss (gain) on transactions	68	—	(14,469)	(7,200)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	4,000	91	9,197	39
Tax (benefit) provision	—	(36)	102	(84)
Depreciation and accretion	4,299	3	9,023	14
Unrealized loss (gain) on interest rate and currency derivatives	3,215	(2,143)	21,046	(6,091)
Realized loss (gain) on interest rate and currency derivatives	—	118	22	(35)

Adjusted EBITDA	$44,345	$31,949	$140,388	$112,353

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$23,078	$26,738	$83,900	$68,396
Changes in current operating assets and liabilities	(2,035)	(8,753)	(7,720)	3,004
Network upgrade reimbursement	1,236	618	2,472	1,236
Release of restricted cash to fund general and administrative costs	149	—	210	—
Operations and maintenance capital expenditures	(40)	(56)	(134)	(431)
Transaction costs for acquisitions	—	—	1,128	—
Operating CAFD from distribution from unconsolidated investment	4,704	—	4,704	—
Less:
Distributions to noncontrolling interests	—	(258)	(1,470)	(1,426)
Principal payments paid from operating cash flows	(16,149)	(11,973)	(38,245)	(33,788)

Cash available for distribution	$10,943	$6,316	$44,845	$36,991

Conference Call and Webcast

Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Friday, October 31, 2014. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10-15 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 22630205. The replay recording will be available until 11:59 p.m. Eastern Time, November 13, 2014.

A live webcast of the conference call will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of eleven wind power projects, including one project it has agreed to acquire, with a total owned interest of 1,472 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the Company’s ability to increase the ROFO pipeline, the anticipated commercial operation date of construction projects, its ability to acquire additional assets from third parties, and forward looking information regarding the Conejo Solar and Belle River Wind projects that have been added to the ROFO pipeline.

These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents filed with the SEC and applicable Canadian securities regulatory authorities, including the Company’s annual report on Form 10-K. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts
Ross Marshall	Matt Dallas
Investor Relations	Media Relations
T: (416) 815-0700 ext. 238	T: (917) 363-1333
E: rmarshall@tmxequicom.com	E: matt.dallas@patternenergy.com

Pattern Energy Group Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share data)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$230,658	$103,569
Trade receivables	31,782	20,951
Related party receivable	345	167
Reimbursable interconnection costs	38	1,455
Derivative assets, current	13,918	13,937
Current deferred tax assets	573	573
Prepaid expenses and other current assets	17,985	13,927

Total current assets	295,299	154,579
Restricted cash	36,913	32,636
Property, plant and equipment, net of accumulated depreciation of $248,718 and $179,778 as of September 30, 2014 and December 31, 2013, respectively	2,072,449	1,476,142
Unconsolidated investments	40,626	107,055
Derivative assets	55,814	82,167
Deferred financing costs, net of accumulated amortization of $20,399 and $16,225 as of September 30, 2014 and December 31, 2013, respectively	32,178	35,792
Net deferred tax assets	6,969	2,017
Other assets	13,092	13,243

Total assets	$2,553,340	$1,903,631

Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$22,835	$15,550
Accrued construction costs	6,569	3,204
Related party payable	468	1,245
Accrued interest	1,350	495
Dividend payable	15,394	11,103
Derivative liabilities, current	17,612	16,171
Current portion of long-term debt	61,004	48,851

Total current liabilities	125,232	96,619
Long-term debt	1,349,079	1,200,367
Derivative liabilities	9,611	7,439
Asset retirement obligations	26,668	20,834
Net deferred tax liabilities	18,568	9,930
Other long-term liabilities	5,898	438

Total liabilities	1,535,056	1,335,627

Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 46,530,876 and 35,531,720 shares issued as of September 30, 2014 and December 31, 2013, respectively; 46,518,162 and 35,530,786 shares outstanding as of September 30, 2014 and December 31, 2013, respectively	465	355
Class B common stock, $0.01 par value per share: 20,000,000 shares authorized; 15,555,000 shares issued and outstanding as of September 30, 2014 and December 31, 2013	156	156
Additional paid-in capital	738,290	489,412
Accumulated loss	(24,234)	(13,336)
Accumulated other comprehensive loss	(30,367)	(8,353)
Treasury stock, at cost; 12,714 and 934 shares of Class A common stock as of September 30, 2014 and December 31, 2013, respectively	(404)	(24)

Total equity before noncontrolling interest	683,906	468,210
Noncontrolling interest	334,378	99,794

Total equity	1,018,284	568,004

Total liabilities and equity	$2,553,340	$1,903,631

Pattern Energy Group Inc.

Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Electricity sales	$64,251	$37,950	$184,175	$130,533
Energy derivative settlements	2,591	2,656	9,309	12,873
Unrealized gain (loss) on energy derivative	3,139	6,659	(11,143)	(5,222)
Related party revenue	868	202	2,330	465
Other revenue	670	9,790	1,404	21,157

Total revenue	71,519	57,257	186,075	159,806

Cost of revenue:
Project expense	23,835	14,592	56,609	42,061
Depreciation and accretion	30,015	21,194	72,476	61,758

Total cost of revenue	53,850	35,786	129,085	103,819

Gross profit	17,669	21,471	56,990	55,987

Operating expenses:
General and administrative	5,772	214	15,963	563
Related party general and administrative	1,492	3,607	4,155	8,968

Total operating expenses	7,264	3,821	20,118	9,531

Operating income	10,405	17,650	36,872	46,456

Other income (expense):
Interest expense	(17,999)	(14,695)	(48,427)	(48,169)
Equity in (losses) earnings in unconsolidated investments	(5,002)	1,845	(21,238)	5,188
Interest rate derivative settlements	(1,030)	(1,059)	(3,082)	(1,059)
Unrealized gain (loss) on derivatives	66	776	(6,599)	10,909
Related party income	664	—	1,736	—
Net (loss) gain on transactions	(68)	—	14,469	7,200
Other income, net	145	321	751	2,123

Total other expense	(23,224)	(12,812)	(62,390)	(23,808)

Net (loss) income before income tax	(12,819)	4,838	(25,518)	22,648
Tax (benefit) provision	(3,538)	595	(1,505)	(6,799)

Net (loss) income	(9,281)	4,243	(24,013)	29,447
Net (loss) income attributable to noncontrolling interest	(2,073)	3,248	(13,115)	(690)

Net (loss) income attributable to controlling interest	$(7,208)	$995	$(10,898)	$30,137

Cash dividends declared on Class A common shares	(15,258)		(41,395)
Deemed dividends on Class B common shares	(7,222)		(14,679)

Net loss attributable to common stockholders	$(29,688)		$(66,972)

Weighted average number of shares:
Class A common stock - Basic	40,980,989		38,342,998
Class A common stock - Diluted	56,860,637		54,201,701
Class B common stock - Basic and diluted	15,555,000		15,555,000
Earnings (loss) per share
Class A common stock:
Basic loss per share	$(0.15)		$(0.16)

Diluted loss per share	$(0.15)		$(0.20)

Class B common stock:
Basic and diluted loss per share	$(0.06)		$(0.30)

Cash dividends declared per Class A common share	$0.33		$0.96

Deemed dividends per Class B common share	$0.46		$0.94

2013 pro forma information:
Unaudited pro forma net income after tax:
Net income before income tax				$22,648
Pro forma tax benefit				(2,232)

Pro forma net income				$24,880

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine months ended September 30,
	2014	2013
Operating activities
Net (loss) income	$(24,013)	$29,447
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and accretion	72,476	61,758
Amortization of financing costs	4,246	5,428
Unrealized loss (gain) on derivatives	17,742	(5,687)
Stock-based compensation	3,128	—
Net gain on transactions	(16,526)	(7,200)
Deferred taxes	(1,505)	(6,801)
Equity in losses (earnings) in unconsolidated investments	21,238	(5,188)
Changes in operating assets and liabilities:
Trade receivables	(5,255)	(7,935)
Prepaid expenses and other current assets	13,139	(3,393)
Other assets (non-current)	(503)	(358)
Accounts payable and other accrued liabilities	1,514	4,862
Related party receivable/payable	(1,017)	(291)
Income taxes payable	128	—
Accrued interest payable	(917)	857
Long-term liabilities	25	2,896

Net cash provided by operating activities	83,900	68,395

Investing activities
Receipt of ITC Cash Grant	—	173,446
Cash paid for acquisitions, net of cash acquired	(167,585)	—
Proceeds from sale of investments	—	14,254
Decrease in restricted cash	23,861	63,732
Increase in restricted cash	(10,406)	(80,567)
Capital expenditures	(18,615)	(120,965)
Deferred development costs	—	(528)
Distribution from unconsolidated investments	17,104	10,463
Contribution to unconsolidated investments	(2,320)	(8,737)
Reimbursable interconnection receivable	1,418	49,715
Other assets (non-current)	2,472	1,740

Net cash (used in) provided by investing activities	(154,071)	102,553

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine months ended September 30,
	2014	2013
Financing activities
Proceeds from public offering, net of expenses	$287,107	$—
Repurchase of shares for employee tax withholding	(380)	—
Dividends paid	(37,104)	—
Capital contributions - Pattern Development	—	32,679
Capital contributions - noncontrolling interest	2,550	—
Capital distributions - Pattern Development	—	(98,886)
Capital distributions - noncontrolling interest	(1,470)	(1,426)
Decrease in restricted cash	13,508	116,654
Increase in restricted cash	(13,508)	(126,475)
Payment for deferred financing costs	(603)	(294)
Proceeds from revolving credit facility	—	56,000
Repayment of short-term debt	(14,840)	—
Proceeds from short-term debt	1,087	—
Repayment of long-term debt	(38,245)	(41,283)
Proceeds from long-term debt	—	138,620
Repayment of construction and grant loans	—	(114,056)

Net cash provided by (used in) financing activities	198,102	(38,467)

Effect of exchange rate changes on cash and cash equivalents	(842)	(966)

Net change in cash and cash equivalents	127,089	131,515
Cash and cash equivalents at beginning of period	103,569	17,574

Cash and cash equivalents at end of period	$230,658	$149,089

Supplemental disclosure
Cash payments for interest and commitment fees	$42,084	$45,178
Acquired PP&E for El Arrayán and Panhandle 1	674,743	—
Schedule of non-cash activities
Change in fair value of interest rate swaps	(18,541)	38,266
Change in fair value of contingent liabilities	—	8,001
Amortization of deferred financing costs	—	175
Capitalized interest	2,320	3,230
Capitalized commitment fee	—	39
Change in property, plant and equipment	(97,051)	(160,021)
Transfer of capitalized assets to South Kent joint venture	—	49,275
Non-cash distribution to Pattern Development	—	(5,748)
Non-cash deemed dividends on Class B convertible common stock	14,679	—